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NEWS                            RE:  M-WAVE, INC.
BULLETIN                             215 Park Street
                                     Bensenville, IL 6010

FROM:
FRB                                  TRADED: NASDAQ-MWAV

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FOR FURTHER INFORMATION:


AT THE COMPANY:                 AT FRB CHICAGO:
Paul Schmitt                    Tad Gage           George Zagoudis
Chief Financial Officer         General Info       General Info
(630)860-3560                   (312)640-6745             (312)640-6663



FOR IMMEDIATE RELEASE
DECEMBER 19, 1997


                   M-WAVE ANNOUNCES FOURTH QUARTER CHARGES


Bensenville, Ill., December 19, 1997--M-Wave, Inc. (Nasdaq:MWAV), a manufacturer of microwave compatible printed circuit boards used in wireless communications, announced it will take a fourth quarter pre tax charge of $3,900,000 to $4,300,000 for restructuring and asset write downs. The restructuring charges relate to expenses associated with repositioning its Texas based P C Dynamics division. These charges include Goodwill write off and certain asset write downs.

The Asset write downs also include the write down of $472,000 on a Notes Receivable recorded in December 1996 relating to the sale of the Assembly Division. The Company sold its position in the Assembly Division last year and took a Note in the amount of $1,122,000; however, due to concerns we recorded an allowance of $250,000 and placed the note on the books for $872,000. Since the buyer was unable to meet the terms of the Note, it has been re-negotiated. The Company collected $400,000, and retains an agreement that pays the Company a royalty on sales of products developed by the Assembly Division.

"The Company continues to be challenged by rapidly changing dynamics in its market niche. The Company has made significant improvements in cost, quality and delivery of its products. It also increased its efforts to gain new business and has identified many opportunities; however, only a few new customers on any significant volume have been recorded to date. Accordingly, we expect our sales to decline in the fourth quarter," explained Michael Bayles, President and Chief Operating Officer.

Current cash levels are significant and much higher than the beginning of 1997. Also, these transactions will improve our current and future cash position.

The above business outlook contains predictions, estimates and other forward looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; highly competitive environment; design and production delays; cancellation or reduction of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and, the other factors detailed in the Company's Securities and Exchange Commission filings.

Headquartered in the Chicago suburb of Bensenville, Ill., M-Wave is a manufacturer of microwave printed circuit boards worldwide through its wholly owned subsidiaries, Poly Circuits and P C Dynamics. M-Wave's products are used in a variety of industrial and military applications. The Company trades on the Nasdaq National market under the symbol "MWAV."


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